Exhibit (6)(v)(xxii)(b)

COLLEGE RETIREMENT EQUITIES FUND

730 Third Avenue, New York, NY 10017

Telephone: [800-842-2733]

APPLICATION FOR CREF MULTIPLE EMPLOYER PLAN

RETIREMENT CHOICE PLUS ANNUITY CONTRACT

Contractholder:	[MEP Sponsor]

The contractholder hereby applies to College Retirement Equities Fund (CREF) for the coverage provided by the above named contract in connection with a Multiple Employer Plan (“MEP”) sponsored by the contractholder. The contractholder agrees to notify CREF of any changes to the MEP to the extent that such changes impact the administration of the contract.

The contractholder may, in accordance with the terms of the MEP, and in accordance with CREF’s procedures, instruct CREF to withdraw amounts from the accumulation units of the accounts under this contract to pay fees associated with the administration of the MEP.

Any amounts being held in forfeiture accounts or revenue credit accounts, as described in the contract, may be withdrawn or transferred by the contractholder, subject to the contract’s terms.

There are no expense or sales charges deducted from contributions to this contract. Furthermore, there are no charges assessed on any funds transferred among the CREF variable accounts or any other funds disbursed from the CREF variable accounts.

The contractholder may withdraw as a lump-sum payment, the contract’s accumulation in an account as described in the contract. As of the effective date of such payment, no further premiums or internal transfers will be accepted into the account(s) from which the payment has become effective.

The terms of said contract, including any endorsements thereto, are hereby accepted by the contractholder.

It is agreed that this application supersedes any previous application made by the contractholder for this coverage.

☐ By checking this box, the applicant acknowledges and consents to receiving the CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract, and any endorsements and amendments thereto, through either TIAA’s website ([tiaa.org]), by means of a CD, or by way of electronic mail, at CREF’s discretion. Paper versions of the above documents will be provided upon request.

Email address: [abc@bcd.net]

Dated at: [Anytown, Anystate]		[MEP Sponsor]
(City, State)		(Contractholder)

On: [July 1, 2012]	By:	[John Doe]
(Date)		(Signature)

[John Doe, President]
(Name and Title)

CIGRSP-MEP-01-APP

For Administrative Use

Plan Name:	[xxxx]

Plan Number:	[123456]

College Retirement Equities Fund

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Multiple Employer Plan Retirement Choice Plus Annuity Contract

Contractholder:	[Multiple Employer Plan Sponsor Name]
Contract Number:	[C-xxxxx]
Companion TIAA Contract Number:	[T-xxxxx /NONE]
Date of Issue:	[01 01 2005]

This contract is delivered in [the State of state] and is subject to the laws and regulations therein.

This is a contract between you, the contractholder, and us, College Retirement Equities Fund (CREF). This page refers briefly to some of the features of this contract. The next pages set forth in detail the rights and obligations of both CREF and the contractholder under the contract. PLEASE READ THIS CONTRACT. IT IS IMPORTANT.

GENERAL DESCRIPTION

All premiums for this contract must be remitted under the Multiple Employer Plan (the “MEP”). Premiums are allocated among the CREF Accounts. Each premium allocated to a CREF account purchases a number of accumulation units in that CREF account. Account accumulations and benefit payments are variable and not guaranteed as to dollar amounts; they depend on the investment performance of these accounts. This contract does not guarantee any fixed-dollar benefits. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results.

This contract cannot be assigned unless permitted under applicable law and only with our prior approval.

If you have any questions about the contract or need help to resolve a problem, you can contact us at the address or phone number above.

President and
Chief Executive Officer

Group Flexible Premium

Deferred Variable Unit-Annuity

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

INDEX OF PROVISIONS

Section
Accounts
- Definition.	1
- Deletion of	59
Accumulation
- Definition	2
- Employee’s Accumulation	10
Accumulation Units	3
Annuity Benefit
- Annuity Unit - Definition	4
- Unit-Annuity - Definition	27
Assignment – Void and of no effect	58
Benefit Payment	35
Benefits Based on Incorrect Data	63
Business Day	6
Claims of Creditors
- Protection Against	65
Commuted Value	7
Companion TIAA Contract	31
Contestability	30
Contract	29
Contractholder Payment
- Amount and Effective Date	48
Correspondence with us	67
Death Benefit
- Beneficiary	5
- Definition	8
- Number of Annuity Units Payable to Beneficiary	41
- Payment Methods	40
- Payments after Death of Beneficiary	42
Elections and Changes - Procedure for	60
Employee	9
ERISA	11
Forfeiture Account	12
Forfeiture Account Payment
-Amount and Effective Date	45
Funding Vehicle	13
Section
Income Benefit
- Internal Transfers and Switches under a Unit-Annuity	39
- Number of Annuity Units	38
- Options	36
- Post-mortem Payments	37
Income Change Method	14
Internal Transfers
- Availability	49
- Crediting	51
- Definition	15
- Effective Date	50
IRC	16
Laws and Regulations - Compliance with	66
Lump-sum Benefit Payment	43
Maturity Dates	17
MEP	18
MEP Expense Reimbursement Agreement	55
MEP Fee Withdrawals	54
- Definition	19
Ownership	57
Participating Employer	20
Payee	21
Payment to an Estate, Trustee, etc.	61
Premiums
- Allocation of	33
- Payment of	32
- Taxes	34
Proof of Survival	64
Report of Accumulation	56
Retirement Plan Loan
- Amount and Effective Date	47
Revenue Credit Account	22
Revenue Credit Account Payment
- Amount and Effective Date	46
Roth Accounting	52
Rules of the Fund	23
Second Participant	24
Section 403(b) of the Internal Revenue Code	53
Service of Process upon CREF	62
Severance from Employment	25
TIAA Life Annuity Transfer Payment	44
Unallocated Accumulations	26
Valuation Day	28

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

PART A: TERMS USED IN THIS CONTRACT

1.	Accounts. CREF maintains the following investment accounts, each with its own distinct investment portfolio:

[The CREF Stock Account maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF Global Equities Account maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

The CREF Equity Index Account maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

The CREF Growth Account maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

The CREF Social Choice Account maintains a portfolio consisting primarily of common stocks, investment grade fixed income securities, and short-term debt securities.

The CREF Money Market Account maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

The CREF Bond Market Account maintains a portfolio consisting primarily of investment grade fixed income securities.

The CREF Inflation-Linked Bond Account maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and corporate entities.]

In the future, CREF may establish other accounts with other investment portfolios, and may delete accounts as described in section 59.

2.	The contract’s accumulation is equal to the sum of all employees’ accumulations, as well as any unallocated accumulations, under the contract.

3.	Accumulation units. Each CREF account maintains a separate accumulation unit value. The current value of each account’s accumulation unit is based on the market value of that account’s investments, and will be determined in accordance with the Rules of the Fund. The number of accumulation units in any account under the contract will be increased and decreased in accordance with the Rules of the Fund.

The number will be increased if:

A)	premiums are allocated to that account under the contract; or
B)	internal transfers to that account under the contract are made from another CREF account or from the companion TIAA contract, if any;

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

and the number will be decreased if:

C)	any premium taxes are deducted from that account; or
D)	any MEP fee withdrawals are deducted from that account; or
E)	any amounts forfeited as described in section 10; or
F)	any accumulation units from that account are deducted to provide any available form of benefit payments as described in Part C; or
G)	internal transfers are made out of that account; or
H)	any minimum distribution payments are paid from that account.

Any amounts added to or deducted from an account will be attributed to individual employee’s accumulations, as applicable, in accordance with the instructions of the contractholder.

4.	An annuity unit is the unit of payment for all unit-annuity benefits. The value of an annuity unit changes from time to time to reflect the investment, mortality and expense experience of the account. There is a separate and distinct annuity unit value for each income change method within each CREF account. The value of each annuity unit is determined, using actuarial methods, in accordance with the Rules of the Fund.

5.	A beneficiary is any person eligible to receive death benefit payments upon the death of an employee. If none of the beneficiaries named is alive at the time of the employee’s death, or if, at the employee’s death, no beneficiary had ever been named for that employee, then the death benefit will be paid to the person entitled to such benefits under the MEP. If the MEP does not specify how to distribute such death benefits, the death benefit will be paid to the employee’s estate. If distributions to a named beneficiary are barred by operation of law, the death benefit due that beneficiary will be paid to the employee’s estate.

6.	A business day is any day that the New York Stock Exchange, or its successor, is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on such exchange, if different.

7.	The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments that are not contingent upon the survival of an employee or second participant. The commuted value of a series of payments of annuity units is computed in accordance with the Rules of the Fund, in which it is referred to as the present value.

8.	The death benefit for an employee is the current value of the employee’s accumulation.

9.	An employee is any individual currently or formerly employed by a participating employer that is entitled to benefits under the MEP.

10.	An employee’s accumulation is equal to the value of the accumulation units owned in all accounts under the contract on behalf of that employee. Employee’s accumulations are maintained for the sole purpose of providing a record of amounts accumulated under the contract on behalf of individual employees. The contractholder, on behalf of the MEP, as sole party to the contract retains all rights under the contract with respect to employee’s accumulations. Employees’ rights with respect to these accumulations are those in accordance with the MEP and as delegated to them by the contractholder. If an employee has a severance from employment under the terms of the MEP and fails to satisfy the applicable vesting requirements of the MEP, the contractholder may apply the amount of that employee’s accumulation to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 26.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

11.	ERISA is the Employee Retirement Income Security Act of 1974, as amended.

12.	A forfeiture account is an unallocated suspense account that holds amounts forfeited when an employee has a severance from employment with a participating employer and fails to satisfy the vesting requirements of the MEP. The forfeiture account accumulation is the total amounts held in such an account.

13.	A funding vehicle is an annuity contract (and any underlying investment options), custodial account trust, mutual fund, or other such similar arrangement designated to receive contributions under the MEP. A funding vehicle may or may not be administered as part of CREF’s recordkeeping services for the MEP.

14.	Income change method. Unit-annuity payments are determined under one of two income change methods. Under the annual income change method, the amount of each unit-annuity payment is revalued once each year. Under the monthly income change method, the amount of each unit-annuity payment is revalued every month. The revaluation dates are defined in the Rules of the Fund.

15.	An internal transfer is the movement of an employee’s accumulation between CREF accounts, or between this contract and a companion TIAA contract, if any. The provisions concerning internal transfers are set forth in Part D.

16.	The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof, any successor statutory provisions, and any regulations thereunder.

17.	Maturity dates. The contract maturity date is the date as of which all accumulations under the contract have been distributed or applied to provide benefit payments under the terms of the contract. As of such date, CREF will have no further obligations under the contract beyond those associated with any ongoing payout annuity benefits. An employee maturity date is the date as of which all of an employee’s accumulation has been distributed or applied to provide benefit payments under the terms of the contract. As of such date, CREF will have no further obligations under the contract with regard to that employee, beyond those associated with any ongoing payout annuity benefits being paid in connection with such employee. CREF is not obliged to accept new premiums with regard to that employee.

18.	The Multiple Employer Plan (the “MEP”) is the retirement plan of the contractholder as amended from time to time, or any successor retirement plan. Employees’ and beneficiaries’ eligibility to receive benefits available under the contract and the conditions of such benefit payments will be determined by the MEP, the terms of which comprise valid instructions from the contractholder to the extent such MEP terms do not enlarge the rights otherwise available under the contract. The contractholder must notify CREF of any changes to the terms of the MEP. If CREF takes any action in good faith before receiving such notice, we will not be subject to liability even if our acts were contrary to the terms of the MEP as modified by such change.

19.	MEP fee withdrawals are amounts deducted from the contract’s accumulation in accordance with the MEP to pay fees associated with the administration of the MEP.

20.	A participating employer is an employer who participates in the MEP in accordance with the MEP’s governing documents.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

21.	The payee is a person named to receive any periodic payments or amounts due under an income option or death benefit payment method as explained in sections 37 and 42.

22.	Revenue credit account (sometimes called an ERISA account). A revenue credit account is an unallocated suspense account comprised of payments that TIAA or the MEP agrees to make in order to cover reasonable and necessary MEP expenses or to provide credits to employee and beneficiary plan accounts. The revenue credit account accumulation is the total amount held in such an account.

23.	The Rules of the Fund govern all matters affecting participation in CREF to the extent such matters are not specifically provided in this contract. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the New York Department of Financial Services as not being unfair, unjust, inequitable or prejudicial to the interest of anyone participating in CREF. A copy of the Rules of the Fund was furnished to you when this contract was issued. You will be notified of all amendments to the Rules.

24.	A second participant is the person named, when an employee starts to receive income under a two-life unit-annuity, to receive an income for life if he or she survives the employee. The second participant may be any person eligible under CREF’s practices then in effect.

25.	A severance from employment occurs when an employee ceases to be employed by a participating employer as determined by the contractholder in accordance with the MEP.

26.	Unallocated accumulations. Under certain circumstances upon the mutual agreement of CREF and the contractholder, including but not limited to the maintenance of a forfeiture account or a revenue credit account (sometimes called an ERISA account), some or all of the contract’s accumulation may be held in the name of the contractholder without being attributable to any individual employee under the MEP. One or more such unallocated accumulation may be maintained on CREF’s recordkeeping system and the amount of any such accumulation and any benefits arising from it will be determined as if it were a single employee’s accumulation without reference to any actual employees.

27.	A unit-annuity is a series of periodic payments based on a specified number of annuity units payable at a stated payment frequency. Each unit-annuity payment is equal to the then-current value of one annuity unit multiplied by the number of annuity units payable. The value of each annuity unit will change either once each year or once each month according to the income change method selected. A CREF unit-annuity may be comprised of annuity units payable under one or both income change methods from one or more CREF accounts. The number of annuity units to be paid and their then-current value will be determined in accordance with the Rules of the Fund using actuarial methods.

28.	A valuation day is a day on which the dollar values of the accumulation units in the CREF accounts are established. The procedure for determining valuation days is contained in the Rules of the Fund.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

PART B: CONTRACT AND PREMIUMS

29.	The contract. This document and any endorsements thereto, constitute the entire contract between CREF and the contractholder, and the provisions therein alone will govern with respect to the rights and obligations of CREF and the contractholder. The payment of premiums is the consideration for the contract. Participating employers are not parties to the contract.

The contract may be amended by CREF without the consent of any other person, provided that such change does not reduce the number of accumulation units or the number of annuity units purchased under the contract up to that time. Any endorsement or amendment of this contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer of CREF.

30.	Contestability. The contract is incontestable.

31.	Companion TIAA contract. Teachers Insurance and Annuity Association of America (TIAA) is a companion organization to CREF. A companion TIAA Retirement Choice Plus Annuity contract may have been issued to you when you received this contract. The contract number for any such companion TIAA contract is shown on page 1.

32.	Premiums for this contract must be remitted under the MEP. Premiums include any transfers, other than internal transfers, to this contract from other funding vehicles. Premiums may be stopped at any time without notice to CREF and then resumed without payment of any past due premium or penalty of any kind.

CREF reserves the right to stop accepting or to limit premiums under the contract at any time. CREF will not accept premiums paid on behalf of an employee after the employee’s death. Premiums will be credited to the contract as of the end of the business day in which they are received by CREF, at the location that CREF will designate by prior written notice, in good order and in accordance with procedures established by CREF or as required by law.

33.	Allocation of premiums. Premiums may be allocated among the CREF accounts offered under the terms of the employer plan. CREF will allocate premiums according to the most recent valid instructions we have received from the contractholder in a form acceptable to CREF. If no valid allocation instructions have been received, we will allocate premiums in accordance with the MEP.

CREF may stop accepting or limit premiums to any CREF account at any time.

34.	Premium taxes. If premium taxes are incurred, they will be deducted from the contract accumulation, to the extent permitted by law.

PART C: BENEFIT PAYMENTS

35.	A benefit payment is any of the following types of payments made from this contract, under the MEP.

An income benefit is a payment to an employee made under one of the options described in section 36.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

A death benefit payment is a payment to a beneficiary under one of the methods described in section 40.

A lump-sum benefit is a single-sum payment made directly to an employee, beneficiary, or the estate of an employee or beneficiary as a benefit distribution under the MEP. A lump-sum benefit may also be applied to a CREF annuity contract or certificate issued to an employee.

A TIAA life annuity transfer payment is a transfer payment to the TIAA Traditional Annuity to purchase a guaranteed lifetime annuity income for an employee with benefits beginning immediately.

A forfeiture account payment is the payment of amounts held under a forfeiture account as described in sections 10 and 45.

A revenue credit account payment is the payment of amounts held under a revenue credit account as described in section 46.

A retirement plan loan is a disbursement of some or all of an employee’s accumulation to provide loans.

A contractholder payment is a payment to the contractholder or to any person, trustee, or corporation (other than an employee or beneficiary under the MEP or the estate of such employee or beneficiary) designated by the contractholder, including payments made to effect transfers among the CREF accounts, or between this contract and the companion TIAA contract, if any. A contractholder payment will be a lump-sum payment of the contract’s entire accumulation in an account or the entire accumulation in an account attributable to a specific participating employer as described in section 48.

36.	Income options are the ways in which an employee’s income benefit may be paid. The choice of option may be made any time before such income benefit payments begin. The choice may be changed any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. The application of an amount to purchase an income option will result in a corresponding reduction in the employee’s accumulation for the full amount applied. The employee may not begin a one-life unit-annuity after he or she attains age 90, nor may the employee begin a two-life unit-annuity after the employee or the second participant attains age 90.

If the contractholder notifies us that distribution from an employee’s accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

The following are the available options:

One-life unit-annuity. A payment will be made to the employee each month for as long as he or she lives. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease at his or her death. If a guaranteed period is included and the employee dies before the end of that period, payments will continue until the end of that period and then cease, as explained in section 37.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

Two-life unit-annuity. A payment will be made to the employee each month for as long as he or she lives. After the employee’s death, a payment will be made each month to the second participant, for as long as such second participant lives. The choice of second participant may not be changed after payments to the employee have begun. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease after both the employee and the second participant have died. The following forms of two-life unit-annuity are available.

Full benefit to survivor. At the death of either the employee or the second participant, the full number of annuity units that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, the full number of annuity units that would have been paid if both had lived will continue to be paid until the end of that period and then cease, as explained in section 37.

Two-thirds benefit to survivor. At the death of either the employee or the second participant, two-thirds of the number of annuity units that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, two-thirds of the number of annuity units that would have been paid if they both had lived will continue to be paid until the end of that period and then cease, as explained in section 37.

Half benefit to second participant. The full number of annuity units will continue to be paid as long as the employee lives. After the employee’s death, if the second participant survives the employee, one-half of the number of annuity units that would have been paid if the employee had lived will continue to be paid to the second participant. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, one-half of the number of annuity units that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 37.

Three-quarters benefit to second participant. The full number of annuity units will continue to be paid as long as the employee lives. After the employee’s death, if the second participant survives the employee, three-quarters of the number of annuity units that would have been paid if the employee had lived will continue to be paid to the second participant. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, three-quarters of the number of annuity units that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 37.

37.	Post-mortem payments during a guaranteed period. Any periodic payments or other amounts remaining due after the death of the employee and the death of the second participant, if any, during a guaranteed period will be paid to the payee named to receive them. The payee designated to receive these payments is named at the time the income option is chosen.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless the contractholder directs us otherwise. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to the estate of the employee, or to the estate of the last survivor of the employee and the second participant if a two-life unit-annuity has been chosen.

If a payee receiving payments during a guaranteed period dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that had been named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

38.	The number of annuity units payable to an employee under each income change method in each account will be determined as of the effective date for that income option, in accordance with the Rules of the Fund, on the basis of:

A)	the income option chosen;
B)	if a one-life unit-annuity is chosen, the employee’s age;
C)	if a two-life unit-annuity is chosen, the employee’s age and the second participant’s age;
D)	the value of the employee’s accumulation in that account that is converted to unit-annuity income; and
E)	the value of that account’s annuity unit for the income change method selected.

If the initial income benefit would be less than [$100] a month, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever will result in an initial payment of [$100] or more and the shortest interval between payments.

The number of annuity units payable to an employee from an account will change to reflect any internal transfers or switches elected, as described in the Rules of the Fund.

39.	Internal transfers and switches under a unit-annuity. While an employee is receiving unit- annuity payments, at least once in each calendar year, the employee may:
A)	transfer annuity units payable from one CREF account into annuity units payable from another CREF account;
B)	transfer annuity units payable from one CREF account to receive future income under a comparable TIAA annuity;
C)	switch annuity units payable under one income change method to the other income change method in the same CREF account.

Annuities are comparable if they are being paid under the same income option, have the same participant (annuitant), second participant (second annuitant) if any, remaining guaranteed period, and in the case of a transfer to a TIAA annuity, where the TIAA annuity was established as part of the same settlement of deferred annuity accumulations as that which established the CREF annuity from which the transfer is being made, in accordance with established procedures.

The right to transfer or switch is subject to the availability of the unit-annuity or the income change method under the accounts, as described in section 59. Any internal transfer to TIAA is subject to the terms of the comparable TIAA contract.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

40.	Death benefit payment methods are the ways in which a beneficiary may receive the death benefit. The choice of method may be made any time before the date the death benefit payment is paid or begins. The choice may be changed any time before payments begin, but once they have begun, no change can be made. The application of an amount to purchase an annuity method of payment of the death benefit will result in a corresponding reduction in the employee’s accumulation for the full amount applied. If the amount of the death benefit due to any one beneficiary is less than [$5,000], CREF may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method.

If the contractholder notifies us that distribution from an employee’s accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

A beneficiary may not begin to receive the death benefit under the one-life unit-annuity method after he or she attains age 90. The following are the available methods.

Single-sum payment. The death benefit will be paid to the beneficiary in one sum.

One-life unit-annuity. A payment will be made to the beneficiary each month for life. A guaranteed period of 10, 15, or 20 years may be included. If a guaranteed period isn’t included, all payments will cease at the death of the beneficiary. If a guaranteed period is included and the beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 42.

41.	The number of annuity units payable to a beneficiary from each account under each income change method will be determined as of the date the unit-annuity begins, in accordance with the Rules of the Fund, on the basis of:

A)	the value of the employee’s accumulation in that account under the contract that is converted to unit-annuity income;
B)	the method of payment chosen for the death benefit;
C)	if the method chosen is the one-life unit-annuity, the age of the beneficiary; and
D)	the value of that account’s annuity unit for the income change method selected.

The number of annuity units payable from an account will change to reflect any internal transfers or switches a beneficiary elects as described in the Rules of the Fund. If any method chosen would result in an initial payment of less than [$100] a month, CREF will have the right to require a change in choice that will result in an initial payment of at least [$100].

42.	Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed period will be paid to the payee named to receive them. The commuted value of these payments may be paid in one sum unless the contractholder directs us otherwise. The payee designated to receive these payments is named at the time the payment method is chosen.

If no payee was named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.

If a payee receiving these payments dies before the end of the guaranteed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

43.	Amount and effective date of a lump-sum benefit. The contractholder may permit an employee to withdraw all of his or her accumulation in an account, or any part thereof, not less than [$1,000] as a lump-sum benefit. CREF reserves the right to limit lump-sum benefits from each account to not more than one in a calendar quarter. An employee may not elect a lump-sum benefit before the earliest date permitted under the MEP. The availability of a lump-sum benefit may be limited by the MEP.

Any choice of lump-sum benefit must be made by notice to CREF as explained in section 60 in a form acceptable to CREF. A lump-sum benefit will be effective as of the business day on which we receive, in a form acceptable to CREF, an employee’s request for a lump-sum benefit. An employee may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A lump-sum benefit payment reduces the accumulation from which it is paid by the amount paid. An employee can’t revoke a request for a lump-sum benefit after its effective date. If an employee has a severance from employment with the participating employer, we may distribute all of that employee’s accumulation as a lump-sum benefit in accordance with the MEP and subject to the restrictions on mandatory distributions under the IRC.

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then the payment of any lump-sum benefits of such accumulations will be constrained by any such applicable provisions.

44.	Amount and effective date of a TIAA life annuity transfer payment. A TIAA life annuity transfer payment may be made from all or any portion of an employee’s accumulation. A TIAA life annuity transfer payment may only be made to purchase guaranteed lifetime annuity income in the TIAA Traditional Annuity with benefits beginning immediately. A TIAA life annuity transfer payment for an employee may not be made earlier than the earliest date that the employee is allowed to begin annuity income under the MEP. The guaranteed TIAA benefits purchased by the TIAA life annuity transfer payment will be determined on whichever of these bases produces the largest guaranteed payments:

A)   (1)   interest at the effective annual rate of 2%;

(2)	mortality according to the Annuity 2000 mortality table (TIAA Merged Gender Mod A), with ages set back one year for each completed year between January 1, 1997 and the effective date of the internal transfer; and
(3)	a charge of [3.5%] for expenses and contingencies;

B)	the basis applicable to internal transfers to the Traditional Annuity under the companion TIAA Retirement Choice Plus Annuity contract, if any, on the effective date of the TIAA life annuity transfer payment; or

C)	the interest rate, mortality table, and charge for contingencies and expenses in use for any individual single premium immediate annuities being offered by TIAA when the payments start.

A TIAA life annuity transfer payment will be effective as of the end of the business day in which we receive the contractholder’s request for the transfer payment in a form acceptable to CREF. CREF will determine all values as of the end of the effective date in accordance with the Rules

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

of the Fund. A TIAA life annuity transfer payment reduces the accumulation from which it is paid by the amount paid. A TIAA life annuity transfer payment may not be revoked after its effective date.

45.	Amount and effective date of a forfeiture account payment. The contractholder may, in accordance with the MEP, request a withdrawal of some or all of the forfeiture account accumulation, if any, to pay reasonable and necessary MEP expenses, provide additional contributions to MEP participant accounts, or for use as a premium offset of MEP contributions. To the extent such payments are used to reduce a participating employer’s obligation to make contributions on behalf of other employees, they will be treated under the terms of the contract as premiums newly allocated to such employees’ accumulations. Such payments will only be made directly to the contractholder or to another funding vehicle selected by the contractholder to administer such payments, following procedures that enable CREF to determine that such payments are permitted under ERISA and/or applicable state law.

A forfeiture account payment will be effective as of the end of the business day in which we receive the contractholder’s request for the forfeiture account payment in a form acceptable to CREF. The contractholder may defer the effective date of the forfeiture account payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A forfeiture account payment will reduce the forfeiture account accumulation by the amount paid. A forfeiture account payment may not be revoked after its effective date.

46.	Amount and effective date of a revenue credit account payment. The contractholder may, in accordance with the MEP, request that some or all of the revenue credit account accumulation, if any, be withdrawn to pay reasonable and necessary MEP expenses or to issue credits to employee and beneficiary MEP accounts. Revenue credit account payments will be made directly to the contractholder or to another funding vehicle selected by the contractholder to administer such payments, following procedures that enable CREF to determine that such payments are permitted under ERISA and/or applicable state law.

A revenue credit account payment will be effective as of the end of the business day in which we receive the contractholder’s request for the revenue credit account payment in a form acceptable to CREF. The contractholder may defer the effective date of the revenue credit account payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A revenue credit account payment will reduce the revenue credit account accumulation by the amount paid. A revenue credit account payment may not be revoked after its effective date.

47.	Amount and effective date of a retirement plan loan. If the MEP so provides and in accordance with section 72(p) of the IRC, as amended, and ERISA, to the extent applicable, an employee may request a retirement plan loan from his or her accumulations, at any time prior to that employee’s maturity date. The amount of a retirement plan loan shall comply with ERISA (to the extent applicable), the IRC and the MEP.

A request for a retirement plan loan must be made on or before the employee’s maturity date. A retirement plan loan will be effective as of the business day on which we receive the employee’s request, in a form acceptable to CREF as well as any spousal waiver that may be required under ERISA or the MEP. CREF will determine all values as of the end of the effective date. A request for a retirement plan loan can’t be revoked after its effective date.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

A retirement plan loan reduces the accumulations from which it is paid by the amount of the loan chosen. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan. Any loan repayments applied to this contract will be applied as new premiums.

48.	Amount and effective date of a contractholder payment. A contractholder payment is a lump-sum payment of the contract’s entire accumulation in an account or the contract’s entire accumulation in an account attributable to a specific participating employer, including payments made to effect transfers among the CREF accounts, or between this contract and the companion TIAA contract, if any. A contractholder payment will be effective as of the end of the business day in which we receive the contractholder’s request for the contractholder payment by written instructions in a form acceptable to CREF. The contractholder may defer the effective date of the contractholder payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A contractholder payment may not be revoked after its effective date.

As of the effective date of a contractholder payment of the contract’s entire accumulation in an account or the contract’s entire accumulation in an account attributable to a participating employer, no further premiums or internal transfers will be accepted into such account(s) under the contract or for the participating employer in question, as applicable.

PART D: INTERNAL TRANSFERS

49.	Internal transfers. The contractholder may permit an employee to transfer all of his or her accumulation in a CREF account under the contract, or any part thereof not less than [$1,000], to purchase accumulation units in one of the other CREF accounts under the contract, or to the companion TIAA contract, if any. Subject to the provisions of any companion TIAA contract, the contractholder may also permit an employee to transfer his or her accumulations in such companion TIAA contract, if any, to this contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter. CREF reserves the right to stop accepting or to limit internal transfers to any CREF account at any time. The MEP may limit the employee’s right to transfer between CREF accounts and/or to the companion TIAA contract, if any.

50.	Effective date of internal transfer. An internal transfer will be effective as of the end of the business day in which we receive an employee’s request for an internal transfer in a form acceptable to CREF. An employee may defer the effective date of the internal transfer until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. An employee can’t revoke a request for an internal transfer after its effective date.

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then any transfers of such accumulations out of this contract will be constrained by any such applicable provisions.

51.	Crediting internal transfers. Internal transfers to a CREF account purchase accumulation units as of the end of the effective date of the internal transfer, in accordance with the Rules of the Fund.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

PART E: GENERAL PROVISIONS

52.	Roth accounting. Notwithstanding any other provision in this contract, all amounts added to or deducted from accumulations under the contract will be accounted for separately to the extent required by IRC Section 402A, or any successor section governing Roth amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

53.	Section 403(b). Notwithstanding any other provision in this contract, if this contract is intended to comply with Section 403(b) of the Internal Revenue Code of 1986, as amended, its terms shall be interpreted accordingly. As such, CREF and the contractholder shall apply the limitations of and follow the requirements of Treasury Regulation sections 1.403(b)-3(a)(4) (deferral limitations), 1.403(b)-3(a)(6) (minimum required distributions), 1.403(b)-3(a)(7) (rollover distribution requirements), 1.403(b)-3(a)(8) (limitation on incidental benefits) and 1.403(b)-3(a)(9) (maximum annual additions) and such other limitations, requirements or successor Treasury regulation sections as may be promulgated pursuant to Applicable Law.

54.	MEP fee withdrawals. The contractholder may, in accordance with the MEP, and in accordance with CREF’s procedures, instruct CREF to withdraw amounts from the accumulation units of the accounts under this contract, to pay fees associated with the administration of the MEP.

The amount and the effective date of a MEP fee withdrawal will be in accordance with the MEP. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A MEP fee withdrawal cannot be revoked after it has been withdrawn.

A MEP fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

55.	MEP Expense Reimbursement Agreement. CREF and the contractholder may enter into a MEP expense reimbursement agreement under which TIAA shall agree to pay certain reasonable and necessary MEP expenses on behalf of the MEP.

56.	Report of accumulation. At least once each year, we will provide the contractholder with a report for this contract. It will show the value of the accumulation.

57.	Ownership. The contractholder owns this contract. The contractholder may, to the extent permitted by law, exercise every right that is granted to the contractholder without the consent of any other person unless the right has been given to such other person and authorized by the contractholder as described in section 60.

58.	No assignment or transfer. Neither you nor any other person may assign, pledge, or transfer ownership of this contract or any benefits under its terms unless permitted under applicable law and only with our prior written approval. If not permitted under applicable law and in the absence of our prior written approval, any such action will be void and of no effect.

In the event that a participating employer withdraws from the MEP, CREF shall allow the contractholder to assign or transfer the accumulations attributable to that participating employer and its employees to a new CREF contract. In this circumstance, notwithstanding the

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

restrictions set forth in section 48, such accumulations shall be transferred in a single lump sum to a CREF Retirement Choice Plus contract to be issued to and owned by the participating employer. CREF Account accumulations in this contract shall be applied to the same CREF Accounts in the new CREF contract.

59.	CREF’s right to stop offering an account, unit-annuities from an account, or an income change method for unit-annuities from an account. Subject to the Rules of the Fund, CREF can delete or stop providing unit-annuities in any account, including any future accounts. CREF can also stop providing unit-annuities payable under either the annual or monthly income change method from any current or future CREF account.

Any accumulation units in an account that is deleted, must be transferred to another CREF account. If no choice is made, CREF will transfer the accumulation units to the CREF Money Market Account or as otherwise directed by the MEP.

Any annuity units payable from an account that is deleted or in which CREF stops providing unit-annuities, must be transferred to another CREF account that maintains annuity units or to TIAA in accordance with the provisions of section 49. If no choice is made, CREF will transfer the annuity units to the CREF Money Market Account, if available, or to such other CREF account designated for this purpose, subject to any required regulatory approvals. Any annuity units so transferred may be subsequently transferred in accordance with the transfer provisions then applicable.

For any annuity units payable under an income change method from an account from which CREF stops providing that income change method, such annuity units must be:

1)	switched to the other income change method in the same account;
2)	transferred to another CREF account then offering the same income change method; or
3)	transferred to TIAA.

If no choice is made, we will switch such annuity units to the other income change method in the same account.

At any time, CREF can switch all annuity units payable under the annual income change method in any CREF account to the monthly income change method.

All elections and choices made in connection with an income option or method of payment of the death benefit and in effect as of the date of transfer will remain in effect. The number of annuity units in the account to which the unit-annuity is transferred will be determined in accordance with the Rules of the Fund.

60.	Procedure for elections and changes and requests for benefits. Notice in a form acceptable to CREF and including all information required by CREF must be provided to CREF identifying each person that becomes eligible for benefit payments. Upon receipt of proof of an employee’s death, we will divide that employee’s accumulation into as many portions as there are validly designated beneficiaries for that employee’s accumulation. Each validly designated beneficiary will then have the right to make elections available under this contract in connection with his or her portion of such employee’s accumulation.

The right of an employee (or the employee’s beneficiaries, after the employee’s death) to make choices and elections available under the contract, with respect to that employee’s accumulation under the contract, are subject to the authorization of the contractholder. Such rights include but are not limited to the right to allocate premiums, name a second participant, designate beneficiaries and payees, elect lump-sum benefits, make transfers, and choose forms of benefit payment. The contractholder may revoke or modify any such authorization.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

To be valid, any choices or elections available under the contract, any authorization by the contractholder, or revocations or modifications of such authorization, must be made in a form acceptable to CREF at a location that we designate. Valid instructions will take effect as of the date CREF receives the instructions. CREF will only accept as valid, instructions received from the party entitled to issue the instruction, as determined by our records. If CREF takes any action in good faith before receiving a valid instruction, we will not be subject to liability even if our acts were contrary to such instruction. All benefits are payable at our home office or at another location that we designate.

For purposes of determining the effective dates of any transactions and premium receipts, transaction requests and premiums will only be deemed to have been received when they are received by CREF, or its appropriately designated agent, in good order, in accordance with procedures established by CREF or as required by law. No available transaction may be made effective on a day that is not a business day. CREF reserves the right to limit the number of transactions that may be made effective on a single business day.

61.	Payment to an estate, trustee, etc. Upon the death of an employee, CREF reserves the right to pay in one sum the commuted value of any benefits due to an estate, corporation, partnership, trustee or other entity that isn’t a natural person. CREF won’t be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this contract. If a trustee of a trust is designated as beneficiary, CREF is not obliged to inquire into the terms of the underlying trust or any will.

If death benefits become payable to the designated trustee of a testamentary trust, but:

A)	no qualified trustee makes claim for the benefits within nine months after the death of the employee; or
B)	evidence satisfactory to CREF is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee’s estate.

If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee’s estate.

Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy CREF’s payment obligations under the contract to the extent of such payment.

62.	Service of process upon CREF. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

63.	Benefits based on incorrect data. If the amount of benefits is determined by data as to a person’s age or sex that is incorrect, benefits will be recalculated on the basis of the correct data.

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CREF Multiple Employer Plan Retirement Choice Plus Annuity Contract

If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

64.	Proof of survival. CREF reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of the contract is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, CREF will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life unit-annuity CREF has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective annual rate of 6% per year, has been recovered.

65.	Protection against claims of creditors. The benefits and rights accruing under the contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law. Such exemption does not apply to the extent this contract is issued in connection with a non-qualified deferred compensation plan sponsored by an employer that is not a state or local government, an IRC section 457(b) plan sponsored by an employer that is not a state or local government, a plan operating under IRC section 457(f), or a plan operating under IRC section 415(m).

66.	Compliance with laws and regulations. CREF will administer the contract to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of the contract. No benefit may be elected and no right may be exercised under the contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of income option and effective date thereof, beneficiary or second participant, death benefit payment method and effective date, the availability of transfers and lump-sum benefits, and the rights of spouses to benefits, are all subject to the applicable restrictions, distribution requirements, and incidental benefit requirements of ERISA and the IRC, and any rulings and regulations issued under ERISA and the IRC.

The contractholder will comply with the terms of all applicable state and federal laws and regulations, and the MEP to the extent consistent with the terms of the contract.

67.	Correspondence. If you have any questions about the contract, or inquiries about our service, or if you need help to resolve a problem, you can contact us at the web address or phone number below or at such other location that we may designate.

CREF

[tiaa.org

800 842-2733]

Group Flexible Premium

Deferred Variable Unit-Annuity

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College Retirement Equities Fund

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Multiple Employer Plan Retirement Choice Plus Annuity Certificate

This certificate is issued to you, the employee, by us, College Retirement Equities Fund (CREF), in connection with amounts recorded in your name under a Multiple Employer Plan (“MEP”) funded by a CREF MEP Retirement Choice Plus Annuity Contract. The contract shall govern the payment of all benefits by CREF and the rights and obligations of CREF, the contractholder, and you. This certificate refers briefly to some of the contract’s features.

CREF will pay to the contractholder all benefits set forth, with respect to you, under the terms of the contract and in accordance with the MEP of the contractholder as from time to time amended, or any successor plan. Your rights under the contract are those in accordance with the terms of the MEP and as delegated to you by the contractholder.

President and Chief Executive Officer

Group Flexible Premium Deferred Variable Annuity Certificate

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Your CREF Multiple Employer Plan Retirement Choice Plus Annuity Certificate

Your Rights

The contractholder owns the contract. The contractholder may, to the extent permitted by law, exercise every right that is granted to the contractholder under the contract without the consent of any other person unless the right has been given to such other person under the contract and authorized by the contractholder.

Your right (or that of your beneficiaries, after your death) to make choices and elections available under the contract, with respect to amounts recorded in your name under the contract, is subject to the authorization of the contractholder. Such rights include but are not limited to the right to allocate premiums, name a second participant, designate beneficiaries and payees, elect lump-sum benefits, make transfers, and choose forms of benefit payment. The contractholder may revoke or modify any such authorization. Notwithstanding the authorization of the contractholder, such rights are subject to the vesting provisions of the MEP.

Employee Maturity Date

Your maturity date is the date as of which all of your accumulation has been distributed or applied to provide benefit payments under the terms of the contract. As of such date, CREF will have no further obligations under the contract to you, beyond those associated with any ongoing payout annuity benefits being paid to you. CREF is not obliged to accept new premiums on your behalf.

Allocation Options

Premiums are allocated among the CREF Accounts offered under the MEP. Each premium allocated to a CREF account purchases a number of accumulation units in that CREF account. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results.

Accumulations

A record of your accumulation is maintained for the sole purpose of providing a record of amounts held under the contract on your behalf. Your accumulation is equal to the value of the accumulation units owned in all accounts under the contract that are held on your behalf. Your rights under the contract are those in accordance with the MEP and as delegated to you by the contractholder.

Lump-sum Benefits

Under the terms of the contract, the contractholder may permit you to withdraw all your accumulation in an account, or any part thereof, not less than [$1,000]. CREF reserves the right to limit lump-sum benefits from each account to not more than one in a calendar quarter.

If any accumulations under the contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then the payment of any lump-sum benefits of such accumulations will be constrained by any such applicable provisions.

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Your CREF Multiple Employer Plan Retirement Choice Plus Annuity Certificate

Transfers

Under the terms of the contract, the contractholder may permit you to transfer all of your accumulation in a CREF account, or any part thereof, not less than [$1,000], to purchase accumulation units in one of the other CREF accounts under the contract, or to the companion TIAA contract, if any. The contractholder may also permit you to transfer your accumulation in such companion TIAA contract, if any, to the CREF contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter. CREF reserves the right to stop accepting or to limit internal transfers to any CREF account at any time.

If any accumulations under the contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then any transfers of such accumulations out of the contract will be constrained by any such applicable provisions.

Death Benefits

If you die, your accumulation will provide a death benefit for your beneficiary. The death benefit is the current value of your accumulation under the contract. It will be payable to the contractholder on behalf of your beneficiary, in accordance with the MEP of the contractholder.

Retirement Plan Loan

A retirement plan loan is a disbursement of some or all of your accumulation to provide loans. If the MEP so provides and in accordance with section 72(p) of the IRC, as amended, and ERISA, to the extent applicable, you may request a retirement plan loan from your accumulations, at any time prior to your maturity date. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan.

MEP Fee Withdrawals

The contractholder may, in accordance with the MEP, and in accordance with CREF’s procedures, instruct CREF to withdraw amounts from the accumulation units of the accounts under the contract, to pay fees associated with the administration of the plan.

Contractholder Rights

The contractholder owns the contract. The contractholder may, to the extent permitted by law, exercise every right that is granted to the contractholder under the contract without the consent of any other person unless the right has been given to such other person under the contract and authorized by the contractholder.

The contractholder has the right to withdraw as a lump-sum payment the contract’s accumulation in an account.

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Your CREF Multiple Employer Plan Retirement Choice Plus Annuity Certificate

Group Flexible Premium Deferred Variable Annuity Certificate

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